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                         SCIENTIFIC GAMES HOLDINGS CORP.              Exhibit 11
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands except per share data)

                                                                              Three-month period
                                                                                ended March 31,
                                                                               1998         1997
                                                                            --------      --------

Net earnings .................................................              $  3,777    $   5,487

Weighted average Common stock outstanding ....................                11,997       12,162

Effect of common stock equivalents (stock
  options), at average market price ..........................                   328          434
                                                                            --------    ---------

         Total ...............................................                12,325       12,596
                                                                            ========    =========

Net earnings per common share ................................              $    .31    $     .44
                                                                            ========    =========